UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 19, 2009

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., STE 101, Eden Prairie, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  952-476-9093

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into Material Definitive Agreements

Crown Bank Loan Renewal

On March 19, 2009, ProUroCare Medical Inc. (the “Company” or “we”) renewed our $1,200,000 Crown Bank promissory note.  The renewed note matures on March 28, 2010 and bears interest at the Prime Rate plus 1.0 percent, but never less than 6.00 percent.  No other note terms were changed.  The note remains secured by all Company assets and continues to be guaranteed by James Davis and William Reiling.  At the same time, we temporarily paid down the $400,000 Crown Bank promissory note pending our obtaining a satisfactory guaranty of that amount.  It is our intent to renew the $400,000 promissory note within 60 days; however, there can be no assurance that such a guarantee can be provided.  Assuming we are successful in identifying such guarantors, we expect to issue additional consideration to guarantors of the $400,000 Crown Bank promissory note upon its renewal.

A copy of the amended promissory note will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

Smith Trust Loan Renewal

On March 19, 2009, we amended our $600,000 promissory note with the Smith Trust. Under the terms of the amendment, the note’s maturity date was extended to March 28, 2010, and the interest rate floor was lowered from 6.50 percent to 6.00 percent.  No other terms were changed.

A copy of the amended promissory note will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

Item 2.03  Creation of a Direct financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company

See “Crown Bank Loan Renewal” and “Smith Trust Loan Renewal” in Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities

On March 19, 2009, pursuant to the renewal of the $600,000 Smith Trust promissory note and guaranties received relating to renewal of our $1,200,000 Crown Bank promissory note, we issued an aggregate 200,001 shares of our common stock as consideration to the Smith Trust, James Davis and William Reiling, and will issue a further 33,333 shares per month for each month the related notes remain outstanding after August 31, 2009.

Issuances of the securities described above were made in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933 based on the limited number of persons receiving the shares, their financial sophistication and the limited manner of the offering.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

March 25, 2009	By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer